Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Six-Month Results
Richmond, VA • November 6, 2014 / PRNEWSWIRE
HIGHLIGHTS
Six Months
Diluted earnings per share of $0.35.
Revenues down 32%, to $736 million due to later market timing.
Dividend increase announced for the 44th consecutive year.
Second Quarter
Diluted earnings per share of $0.48.
Segment operating income of $29 million.
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the first half of fiscal year 2015, which ended on September 30, 2014, was $15.7 million, or $0.35 per diluted share, compared with $83.8 million, or $2.95 per diluted share for the same period last year. Last year’s results included a non-recurring gain in the first fiscal quarter of $81.6 million before tax ($53.1 million after tax, or $1.96 per diluted share), which resulted from the favorable outcome of litigation in Brazil related to excise tax credits. Results for the current fiscal year included an income tax benefit of $8.0 million (or $0.34 per diluted share) arising from a subsidiary’s payment of a portion of a fine following the unsuccessful appeal of a long-running court case. Excluding those items in both years, net income for the six months decreased $23.0 million compared to the same period last year. For the second fiscal quarter ended September 30, 2014, net income was $15.0 million, or $0.48 per diluted share, compared with net income for the prior year’s second quarter of $25.4 million, or $0.90 per diluted share.

Segment operating income for the first half of fiscal year 2015 was $20.9 million, a decrease of $34.7 million, and for the quarter ended September 30, 2014, was $28.6 million, a decrease of $20.7 million, both compared to the same periods last fiscal year. Those declines resulted primarily from reduced volumes due to market conditions which have pushed shipments into the second half of the fiscal year. Consolidated

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Universal Corporation

revenues decreased by 32% to $735.6 million for the first half of fiscal year 2015, and by 29% to $464.1 million for the three months ended September 30, 2014, compared to the same periods in the prior year, mostly as a result of the lower volumes and lower average prices.
Mr. Freeman stated, “Our results continue to be impacted by an oversupply in tobacco leaf markets and the effects of softer demand from our customers. As is typical under these conditions, markets have developed slowly in some origins, with a later start to purchasing and processing, as well as delayed receipt of shipping instructions from customers. While we usually ship a large portion of our volumes in the second half of our fiscal year, this year significantly more volume is being pushed into this period. Improvements that we have made in Africa, including the opening of our second processing line in Mozambique, will help to move shipments out prior to our current fiscal year end, barring any unexpected logistical challenges. We expect modestly lower lamina volumes in fiscal year 2015 compared to the prior fiscal year due to soft customer demand, but we believe we remain well-positioned in the industry with our strong customer relationships, increasing customer satisfaction with our products and services, and our solid market share. Revenues for the fiscal year are also expected to be down compared to the previous fiscal year primarily due to declining prices and the soft demand that is typical of an oversupply environment. We are confident in our ability to adapt and manage through this period, as we have demonstrated in the past.
“Looking forward, we continue to monitor market challenges in the global tobacco industry that may impact our customers as we explore ways to provide more value-added services, make our operations more efficient, and reduce sourcing complexity. For example, as we announced yesterday, we are expanding sales through a new leaf supply agreement with one of our longstanding global customers, Philip Morris International, Inc., for purchasing processed grades of tobacco. This new arrangement will broaden our leaf purchasing and grower support activities in the United States in fiscal year 2016. In addition, we continue to work to balance anticipated global leaf tobacco supply and demand and to minimize our uncommitted inventories, which remained within our normal range at the end of September.
“I am also pleased to report that we were able to reward our shareholders for the 44th consecutive year with an annual dividend increase as announced earlier today.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment was $11.1 million for the first half of fiscal year 2015, compared to $37.3 million in the first half of the prior fiscal year. The reduction was driven by lower volumes in all regions. The volume reductions were mainly attributable to delays of current crop shipments into the second half of the fiscal year. Gross profit margins for the segment were improved for the period, despite approximately $10 million of inventory writedowns on certain styles of tobacco that were in excess of demand. Although volumes were down for the Africa region on processing and shipment delays, shipments from Mozambique had caught up with prior year levels by September 30, 2014. Better margins in Brazil, compared with last year’s volatile pricing situation that pressured margins, partially offset declines from lower volumes there. Selling, general, and administrative expenses for this segment were down for the six months ended September 30, 2014, as beneficial comparisons to the prior year’s heavy foreign currency remeasurement and exchange losses, mostly in the Philippines and South America, and lower supplier provisions, were partially offset by a large value-added tax valuation allowance in South America. Revenues for the segment were down about 31% to $569.2 million, reflecting those lower volumes and lower average green leaf prices.

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Universal Corporation

Operating income for the Other Regions segment was down 49% to $21.7 million in the quarter ended September 30, 2014, compared with the prior year. Similar to the six-month period ended September 30, 2014, the decline was primarily related to lower volumes in most origins as well as inventory writedowns on certain styles of tobacco that were in excess of demand and partially offset by lower selling, general, and administrative expenses largely due to lower supplier provisions. Revenues for the Other Regions segment declined by 30% to $371.7 million in the quarter ended September 30, 2014, compared with the prior year, mainly as a result of the reduced volumes.
NORTH AMERICA:
North America segment operating income of $6.0 million for the six months ended September 30, 2014, decreased by $4.9 million, compared with the same period in the previous year, on reduced sales and processing volumes. The reductions were mainly due to timing, as a result of shipment orders delayed into the second half of the fiscal year, as well as the later harvesting of current crops in the United States due to this year’s weather conditions. Revenues for the segment declined by $60.1 million to $85.0 million on those lower volumes.
Similarly, segment operating income for the second quarter of fiscal year 2015 of $4.3 million was down $4.2 million compared with last year’s comparable period, on lower sales volumes in Mexico and Guatemala, mainly due to later timing of shipments and delays at the ports. Those factors were partly offset by reduced selling, general, and administrative costs, mostly on lower postretirement benefit costs. The volume reduction also influenced second quarter fiscal year 2015 revenues, which declined by 34% to $53.3 million for the segment.

OTHER TOBACCO OPERATIONS:
For the first half of fiscal year 2015, the Other Tobacco Operations segment’s operating income decreased by $3.6 million to $3.9 million from results for the same period last fiscal year. The dark tobacco operations saw declines primarily as a result of lower overall volumes and higher provisions on supplier advances. Those declines were partially mitigated by improved results for the oriental joint venture on better margins from product mix and the absence of the prior fiscal year’s currency exchanges losses from devaluation of the Turkish lira. The segment results were also impacted this fiscal year by operational startup costs incurred by our new liquid nicotine and food ingredients businesses. Selling, general, and administrative costs for the segment were lower on reduced foreign currency exchange and remeasurement losses, principally in Indonesia. Revenues for the Other Tobacco Operations segment were down about 28% to $81.3 million for the first half of fiscal year 2015, primarily attributable to the lower volumes in the dark tobacco operations.
The Other Tobacco Operations segment operating income improved by $4.3 million to $2.6 million for the quarter ended September 30, 2014, compared with the same period for the previous fiscal year. Results for the dark tobacco business improved slightly for the second fiscal quarter, as benefits from favorable comparisons to last year’s Indonesian foreign currency remeasurement and exchange losses were offset by lower sales volumes of wrapper tobaccos in that origin due to adverse weather conditions that reduced the availability of wrapper in the crop. Results in the fiscal quarter increased for the oriental joint venture on higher volumes, better margins from product mix, and lower selling, general and administrative costs. Revenues for the segment of $39.1 million for the second fiscal quarter were relatively flat, as the lower volumes for the dark tobacco business were offset by volume increases due to the timing of shipments of oriental tobaccos into the United States.

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Universal Corporation

OTHER ITEMS:
Cost of goods sold decreased by about 29% to $379.0 million for the second quarter, and by about 33% to $595.0 million for the first half of fiscal year 2015. The percentage reductions in both periods are comparable to the revenue reductions and reflect the lower sales volumes in the respective periods, as well as lower green leaf prices.
Selling, general, and administrative costs decreased by $11.5 million and by $8.6 million in the first half and second quarter of fiscal year 2015, respectively. In both periods, the declines were chiefly due to favorable comparisons to the previous year’s currency remeasurement and exchange losses, mainly in Asia and South America, lower loss provisions on advances to suppliers, and lower incentive compensation costs. Those benefits for the six-month period were partly offset by higher value-added tax valuation allowances in South America.
The consolidated effective income tax rates were approximately 24% and 29% for the quarters ended September 30, 2014 and 2013, respectively. Income taxes for the first half of fiscal year 2015 were impacted by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary in June 2014.  Excluding that item, the consolidated effective tax rate for the six months ended September 30, 2014, was approximately 10%. The consolidated effective tax rate for the six-month period ended September 30, 2013, was 33%. The rates for all periods were lower than the 35% federal statutory rate because of lower effective tax rates on income from certain foreign subsidiaries. The effective tax rate for the six months ended September 30, 2013, was also lower than the federal statutory rate because of changes in exchange rates on deferred income tax assets and liabilities.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2014.
At 5:00 p.m. (Eastern Time) on November 6, 2014, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 5, 2015. A taped replay of the call will be available through November 19, 2014, by dialing (855) 859-2056. The confirmation number to access the replay is 24066410.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2014, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$464,116	$650,869	$735,588	$1,084,397
Costs and expenses
Cost of goods sold	379,045	531,557	594,977	893,617
Selling, general and administrative expenses	59,809	68,455	123,586	135,074
Other income	—	—	—	(81,619)
Restructuring costs	3,350	1,308	3,350	1,308
Operating income	21,912	49,549	13,675	136,017
Equity in pretax earnings (loss) of unconsolidated affiliates	3,317	(1,563)	3,918	(34)
Interest income	67	143	210	404
Interest expense	4,852	6,160	8,872	11,466
Income before income taxes	20,444	41,969	8,931	124,921
Income tax expense (benefit)	4,960	12,139	(7,078)	41,178
Net income	15,484	29,830	16,009	83,743
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(459)	(4,386)	(267)	10
Net income attributable to Universal Corporation	15,025	25,444	15,742	83,753
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings available to Universal Corporation common shareholders	$11,312	$21,731	$8,317	$76,328

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.49	$0.94	$0.36	$3.28
Diluted	$0.48	$0.90	$0.35	$2.95

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2014	2013	2014
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$29,567	$74,631	$163,532
Accounts receivable, net	290,162	365,777	468,015
Advances to suppliers, net	70,296	62,013	134,621
Accounts receivable—unconsolidated affiliates	98,707	70,175	7,375
Inventories—at lower of cost or market:
Tobacco	1,164,293	1,037,320	639,812
Other	100,516	80,651	67,219
Prepaid income taxes	28,138	28,004	27,866
Deferred income taxes	34,560	30,751	22,052
Other current assets	83,754	130,721	142,755
Total current assets	1,899,993	1,880,043	1,673,247

Property, plant and equipment
Land	17,022	17,231	17,275
Buildings	239,568	237,923	239,913
Machinery and equipment	577,064	563,615	562,597
	833,654	818,769	819,785
Less: accumulated depreciation	(528,722)	(530,038)	(523,239)
	304,932	288,731	296,546
Other assets
Goodwill and other intangibles	99,291	99,648	99,453
Investments in unconsolidated affiliates	88,841	99,362	95,305
Deferred income taxes	18,861	28,026	14,562
Other noncurrent assets	68,973	87,748	91,794
	275,966	314,784	301,114

Total assets	$2,480,891	$2,483,558	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2014	2013	2014
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$359,349	$194,266	$62,905
Accounts payable and accrued expenses	154,826	222,226	212,422
Accounts payable—unconsolidated affiliates	1,150	8	65
Customer advances and deposits	57,723	92,871	15,869
Accrued compensation	20,272	22,152	31,772
Income taxes payable	11,164	14,694	15,694
Current portion of long-term obligations	118,750	213,750	116,250
Total current liabilities	723,234	759,967	454,977

Long-term obligations	230,000	173,750	240,000
Pensions and other postretirement benefits	74,975	95,098	85,081
Other long-term liabilities	34,567	35,911	34,457
Deferred income taxes	39,235	59,373	45,500
Total liabilities	1,102,011	1,124,099	860,015

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at September 30, 2013 and March 31, 2014)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,183,259 shares issued and outstanding (23,215,946 at September 30, 2013, and 23,216,312 at March 31, 2014)	207,552	202,844	206,446
Retained earnings	971,391	959,242	993,093
Accumulated other comprehensive loss	(44,001)	(42,505)	(34,332)
Total Universal Corporation shareholders' equity	1,347,965	1,332,604	1,378,230
Noncontrolling interests in subsidiaries	30,915	26,855	32,662
Total shareholders' equity	1,378,880	1,359,459	1,410,892

Total liabilities and shareholders' equity	$2,480,891	$2,483,558	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2014	2013
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,009	$83,743
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	17,298	20,034
Amortization	816	835
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(2,497)	3,556
Foreign currency remeasurement loss (gain), net	7,156	7,009
Gain on favorable outcome of excise tax case in Brazil	—	(81,619)
Restructuring costs	3,350	1,308
Other, net	(9,470)	2,421
Changes in operating assets and liabilities, net	(386,404)	(344,433)
Net cash used by operating activities	(353,742)	(307,146)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(30,571)	(19,772)
Proceeds from sale of property, plant and equipment	983	334
Net cash used by investing activities	(29,588)	(19,438)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	297,507	85,150
Repayment of long-term obligations	(7,500)	(5,000)
Dividends paid to noncontrolling interests	(1,977)	(1,884)
Issuance of common stock	187	457
Repurchase of common stock	(7,202)	(14,145)
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,425)
Dividends paid on common stock	(23,661)	(23,272)
Net cash provided by financing activities	249,929	33,881

Effect of exchange rate changes on cash	(564)	(530)
Net decrease in cash and cash equivalents	(133,965)	(293,233)
Cash and cash equivalents at beginning of year	163,532	367,864

Cash and cash equivalents at end of period	$29,567	$74,631

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2014	2013	2014	2013

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$15,025	$25,444	$15,742	$83,753
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$11,312	$21,731	$8,317	$76,328

Denominator for basic earnings per share
Weighted average shares outstanding	23,178,082	23,207,043	23,200,589	23,261,604

Basic earnings per share	$0.49	$0.94	$0.36	$3.28

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$11,312	$21,731	$8,317	$76,328
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	3,713	—	7,425
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$11,312	$25,444	$8,317	$83,753

Denominator for diluted earnings per share
Weighted average shares outstanding	23,178,082	23,207,043	23,200,589	23,261,604
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	4,818,160	—	4,815,235
Employee share-based awards	330,345	311,342	320,982	323,827
Denominator for diluted earnings per share	23,508,427	28,336,545	23,521,571	28,400,666

Diluted earnings per share	$0.48	$0.90	$0.35	$2.95

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2014	2013	2014	2013

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$53,308	$80,967	$85,006	$145,118
Other regions (1)	371,669	530,610	569,241	826,870
Subtotal	424,977	611,577	654,247	971,988
Other tobacco operations (2)	39,139	39,292	81,341	112,409
Consolidated sales and other operating revenues	$464,116	$650,869	$735,588	$1,084,397

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$4,278	$8,539	$5,957	$10,894
Other regions (1)	21,661	42,454	11,086	37,270
Subtotal	25,939	50,993	17,043	48,164
Other tobacco operations (2)	2,640	(1,699)	3,900	7,508
Segment operating income	28,579	49,294	20,943	55,672
Deduct: Equity in pretax loss (earnings) of unconsolidated affiliates (3)	(3,317)	1,563	(3,918)	34
Restructuring costs (4)	(3,350)	(1,308)	(3,350)	(1,308)
Add: Other income (5)	—	—	—	81,619
Consolidated operating income	$21,912	$49,549	$13,675	$136,017

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

(5)
Other income represents the gain on the favorable outcome of the IPI tax credit case in Brazil. This item is excluded from segment operating income, but is included in consolidated operating income in the consolidated statements of income and comprehensive income.

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